Atrion Reports Third Quarter Results

ALLEN, TX -- (Marketwired - November 03, 2016) - Atrion Corporation (NASDAQ: ATRI) today announced that for the third quarter of 2016 revenues totaled $37.8 million compared with $37.4 million for the same period in 2015. Operating income for the just-ended quarter was $11.0 million compared to $11.6 million in the same period of 2015. Net income for the third quarter was $7.6 million as compared to $7.8 million in last year's third quarter. On a diluted per share basis, earnings for the period decreased to $4.10 as compared to $4.19 for the same quarter of last year.

Commenting on the results for the third quarter compared to the same period of 2015, David Battat, President and CEO, said, "Despite continued international pricing pressures and the expiration of certain ophthalmic patents, revenues were up 1% compared to the same period last year. Fluid delivery and Ophthalmology both showed comparative gains of 5%, while Cardiovascular sales were down 5% compared to a particularly strong period in 2015 when they were up 14%." Mr. Battat continued, "Lower prices led to a 5% decline in operating income. However, net income and diluted earnings per share were each down 2%, due to a tax rate that was two percentage points lower than in the comparable 2015 quarter." Mr. Battat added, "With no repurchases of stock in the latest period, our cash and short and long term investments increased by $7.2 million to a total of $48.6 million."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

                            ATRION CORPORATION
                UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)

                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2016       2015       2016       2015
                                 ---------  ---------  ---------  ---------
Revenues                         $  37,835  $  37,381  $ 110,193  $ 113,361
Cost of goods sold                  20,211     18,997     57,789     57,668
                                 ---------  ---------  ---------  ---------
    Gross profit                    17,624     18,384     52,404     55,693
Operating expenses                   6,648      6,811     20,889     21,513
                                 ---------  ---------  ---------  ---------
    Operating income                10,976     11,573     31,515     34,180

Interest income                        106        131        315        636
Other income                             1         --       (309)        --
                                 ---------  ---------  ---------  ---------
Income before income taxes          11,083     11,704     31,521     34,816
Income tax provision                (3,469)    (3,905)    (9,511)   (11,941)
                                 ---------  ---------  ---------  ---------
    Net income                   $   7,614  $   7,799  $  22,010  $  22,875
                                 =========  =========  =========  =========

Income per basic share           $    4.17  $    4.25  $   12.07  $   12.34
                                 =========  =========  =========  =========

Weighted average basic shares
 outstanding                         1,825      1,836      1,823      1,853
                                 =========  =========  =========  =========

Income per diluted share         $    4.10  $    4.19  $   11.86  $   12.19
                                 =========  =========  =========  =========

Weighted average diluted shares
 outstanding                         1,858      1,860      1,856      1,876
                                 =========  =========  =========  =========

                             ATRION CORPORATION
                        CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                      Sept. 30,    Dec. 31,
ASSETS                                                   2016        2015
                                                     ----------- -----------
                                                     (Unaudited)
Current assets:
    Cash and cash equivalents                        $    23,747 $    28,346
    Short-term investments                                15,049          44
                                                     ----------- -----------
      Total cash and short-term investments               38,796      28,390
    Accounts receivable                                   20,124      16,620
    Inventories                                           30,056      29,771
    Prepaid expenses and other                             2,180       2,934
    Deferred income taxes                                    580         580
                                                     ----------- -----------
      Total current assets                                91,736      78,295
Long-term investments                                      9,838       9,866
Property, plant and equipment, net                        65,683      63,314
Other assets                                              13,306      12,861
                                                     ----------- -----------

                                                     $   180,563 $   164,336
                                                     =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                       10,986       9,316
Line of credit                                                --          --
Other non-current liabilities                             10,556      10,922
Stockholders' equity                                     159,021     144,098
                                                     ----------- -----------

                                                     $   180,563 $   164,336
                                                     =========== ===========

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800